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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Kimberly-Clark Corporation on Form S-3/A of our reports dated January 25, 1999, July 23, 1999, as to Note 17 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 17), appearing in the Annual Report on Form 10-K/A of Kimberly-Clark Corporation for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
Dallas, Texas
August 20, 1999